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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We have audited the consolidated financial statements of The Knot, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated February 14, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96179) pertaining to The Knot, Inc. 1999 Stock Incentive Plan and The Knot, Inc. 1999 Employee Stock Purchase Plan of our report dated February 14, 2000, with respect to the consolidated financial statements included herein, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of The Knot, Inc.

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 28, 2000